                                                         EXHIBIT (12)

                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        ---------------------------------------------
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                      -------------------------------------------------

Amounts in millions                                                                                           Nine Months Ended
                                                                              Years Ended June 30                 March 31
                                                            -----------------------------------------------   -----------------
                                                               2001      2002      2003      2004      2005      2005      2006
                                                            -------   -------   -------   -------   -------   -------   -------
EARNINGS, AS DEFINED
     Earnings from operations before income taxes
          and before adjustments for minority interests
          in consolidated subsidiaries and after
          eliminating undistributed earnings of equity
          method investees                                  $ 4,098   $ 5,837   $ 7,219   $ 9,010   $ 9,954   $ 8,038   $ 9,735

      Fixed charges (excluding capitalized interest)            872       687       657       719       924       666       918
                                                            -------   -------   -------   -------   -------   -------   -------

          TOTAL EARNINGS, AS DEFINED                        $ 4,970   $ 6,524   $ 7,876   $ 9,729   $10,878   $ 8,704   $10,653
                                                            =======   =======   =======   =======   =======   =======   =======


FIXED CHARGES, AS DEFINED
      Interest expense (including capitalized interest)     $   794   $   603   $   561   $   629   $   869   $   624   $   843
      1/3 of rental expense                                      78        84        96        90        90        70        98
                                                            -------   -------   -------   -------   -------   -------   -------

          TOTAL FIXED CHARGES, AS DEFINED                   $   872   $   687   $   657   $   719   $   959   $   694   $   941
                                                            =======   =======   =======   =======   =======   =======   =======

          RATIO OF EARNINGS TO FIXED CHARGES                  5.7x      9.5x     12.0x     13.5x     11.3x     12.5x     11.3x